UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  May 23, 2008

ACME PACKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33041	04-3526641
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Third Avenue
Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(781) 328-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                On May 20, 2008, Ms. Sonja Hoel Perkins resigned from the Board of Directors of Acme Packet, Inc. (the “Company”).  Ms. Hoel Perkins served as an independent director of the Company within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC, and as a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

                In accordance with the Nasdaq Marketplace Rules, on May 20, 2008, the Company notified Nasdaq that as a result of Ms. Hoel Perkins’ retirement and the resulting vacancy on the Board of Directors, a majority of the Board is not comprised of independent directors as required by Nasdaq Marketplace Rule 4350(c)(1).  On May 23, 2008, the Company received a Nasdaq Staff Letter indicating that as a result of Ms. Perkins retirement, the Company is not currently in compliance with the independent director requirements set forth in the Nasdaq Marketplace Rule 4350. In accordance with the Nasdaq Marketplace Rules, the Company must regain compliance with the independent director requirements set forth in the Nasdaq Marketplace Rule 4350 by November 16, 2008.

                As previously announced, the Company’s Board of Directors has appointed a special search committee to identify director candidates to fill the vacancy on the board of directors created by Ms. Hoel Perkins’ departure.  Mr. David Elsbree, an independent member of the Company’s Board of Directors, has been appointed to serve on the Compensation Committee.

                The Company issued a press release announcing Ms. Hoel Perkins’ resignation and the Company’s non-compliance with the independent director and audit committee requirements set forth in the Nasdaq Marketplace Rule 4350. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description

99.1	Press Release dated May 30, 2008 entitled “Acme Packet Announces Official Retirement of Board Member Sonja Hoel Perkins”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 30, 2008

Acme Packet, Inc.

By:	/s/ Keith Seidman
Name: Keith Seidman
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated May 30, 2008 entitled “Acme Packet Announces Official Retirement of Board Member Sonja Hoel Perkins”